Steve Elefant
4033 Tilden Lane
Lafayette, CA 94549

Dear Steve:

The purpose of this letter agreement (“Agreement”) is to set forth the terms of the separation of your employment with Heartland Payment Systems, Inc (“Heartland”).

The specific terms are as follows:

1.	All payments and benefits are conditioned on you signing and complying with this agreement and not revoking this agreement during the revocation period.

2.
Your last day of employment with Heartland was Wednesday, August 31, 2011. Heartland will pay you a severance equivalent to $104,500 in semi-monthly equal installments or through February 29, 2012 after receiving your written acceptance of the terms written in this agreement provided that you do not revoke this agreement during the revocation period. You will also receive medical and dental benefits under the same terms and conditions as when you were employed through February 29, 2012. Severance payments and medical and dental benefit continuation will begin upon expiration of the revocation period.

3.	In addition to the severance and medical and dental benefits listed above, you will also be paid a pro-rata share of your 2011 bonus equivalent to $52,275 payable on or about February 15, 2012.

4.	In return for the foregoing commitments by Heartland, you agree to the following:

a.
You acknowledge that the combined value of the severance pay set forth in paragraph 2 is substantially in excess of any amounts which may be due to you based on your employment history and any policy or practice of Heartland. This offer of additional payment is contingent on you signing this Agreement and returning it to Heartland by October 7, 2011.

b.
In return for the above commitment by Heartland, you agree for yourself and your heirs, estates, successors and assigns, to release irrevocably and unconditionally, and discharge Heartland, its subsidiaries, parents and affiliates, their predecessors and successors and the owners, stockholders, directors, welfare and/or pension plans, trustees, officers, employees, partners and agents of each of them (collectively “Releasees”) of and from any debts, obligations, claims, demands, judgments, or causes of action of any kind whatsoever, whether known or unknown, in tort, contract by statute, or on any other basis for compensatory, punitive, or other damages, expenses, attorney's fees, reimbursements or costs of any kind, including but not limited to all rights and claims (including any eligibility for reinstatement of employment or reemployment with Releasees) whether in law or in equity, of which you, or anyone acting through you, your estate or on behalf of you or your estate might otherwise have had or asserted, including but not limited to, claims under Title VII of the Civil Rights Acts of 1964, the Age Discrimination in Employment Act of 1967, Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, any California state discrimination Laws, and all federal, state and local law claims, whether statutory or common law, including but not limited to, claims of wrongful discharge, libel, slander, infliction of emotional distress, fraud, interference with contract, interference with business relations, or employment discrimination on the basis of race, color, sex, religion, national origin, age, disability, handicap, marital status, sexual orientation, veteran status or any other basis arising out of or related to your employment by Heartland or the termination of that employment. Excluded from this release are claims that cannot be waived as a matter of law or any claim of indemnification that you may have or any claim of Heartland to perform its obligations hereunder; and

You further promise and agree that you shall not recover any monetary amounts related to any legal or administrative proceeding against Heartland relating to any fact or event arising out of or related to your employment by Heartland or the termination of that employment which occurred as of or prior to the date you execute this Agreement (except to enforce the terms hereof).

c.
You agree not to make disparaging remarks by either verbal, written or electronic means about Heartland or any of its officers, directors and employees to any of Heartland's customers, potential customers, employees, press and any other news medium.

d.
You hereby irrevocably assign, and agree to assign, any and all worldwide rights, title and interest (including, but not limited to any copyrights, patents, trademarks and other proprietary rights) in and to the Developed Works and/or rights resulting therefrom to Heartland and its assigns without further compensation.  You shall communicate, promptly and without additional fees/cost, all information relating to the Developed Works as well as all plans and models and shall not disclose any such information to others. You will cooperate in executing and delivering any written, executed assignments or other applications, and/or documents necessary to give effect to the rights granted to Heartland hereunder. You hereby irrevocably transfers and assign to Heartland any and all rights to claim authorship of a Developed Work, any right to object to any distortion or other modification of a Developed Work, and any similar right existing under the law of any country in the world or under any treaty (“Moral Rights”) that you may have in any Developed Work and hereby forever waive and agree never to assert against Heartland any and all Moral Rights you may have therein to the extent not prohibited under applicable law. You further waive and agree to waive any and all Moral Rights or other similar non-assignable rights that you may have in any Developed Works.

e.
For purposes of this agreement, “Developed Works” shall mean any and all Developments that are conceived, created, reduced to practice, discovered, invented authored and/or produced by you during your employment by Heartland (whether during or outside of business hours and whether on or off of Heartland's premises) that (a) relate to (i) Heartland's business or customer/supplier of Heartland activities with Heartland, or (ii) any of the technologies, components, products or services developed, sold or manufactured by Heartland;; and (b) result in whole or in part from assignments given to Employee by Heartland; or (c) result in whole or in part from the use of equipment, premises or other property (tangible or intangible) owned or leased by Heartland. “Developments” means inventions (whether or not patentable), developments, designs, discoveries, enhancements, improvements, techniques, trade secrets, flow charts, notes, outlines, reports, business plans, financial projections, data, information, documents, drawings, analyses, graphs, reports, products, tooling, methods, know-how, processes, formulae, techniques, or works of authorship. This provision is subject to state and federal law, including California Labor Code 2870, in the event such law is found to be applicable.

f.
To the extent that Heartland may so request and at Heartland's expense, you agree to execute and deliver to Heartland such assignments or other written instruments, in forms satisfactory to Heartland, as may be necessary to vest entire right and title to Developed Works in Heartland.

You also agree to do or perform, with Heartland bearing all legal and out-of-pocket expenses, all lawful acts deemed by Heartland to be necessary for the preparation and prosecution of applications for and the procurement, issuance, maintenance, enforcement, and defense of patents, copyrights and any other intellectual or proprietary rights, throughout the world, based on the Developed Works.  This clause shall survive the expiration or termination of this agreement.

g.
If any Developed Works contain any Developments owned, used, or developed by you prior to or independently from your employment with Heartland (the "Pre-Existing Materials"), you hereby grant to Heartland a royalty-free, irrevocable, perpetual, worldwide, non-exclusive right in and license, including the right to grant and authorize sublicenses, to (i) make, use, sell, offer for sale, import any product or component; and to practice any method or process for any purpose; (ii) use, copy, modify, execute, reproduce, display, perform, and prepare derivative works based upon Pre-Existing Materials, distribute and transmit the Pre-Existing Materials and derivative works thereof.  You agree that any Developed Work will not unlawfully contain any third party pre-existing material. Employee shall cooperate in executing and delivering any written, executed assignments or other applications, and/or documents necessary to give effect to the rights granted to Heartland hereunder.

h.	Pursuant to California Labor Code 2870, you identify the following Developed Work as excluded from Heartland rights and ownership:

__NONE___________________________________________________________________________________________________________________

5.
During your employment with Heartland, Heartland made available to you information that it considers to be confidential, proprietary and/or trade secret, including, but not limited to: present and prospective customer names, price lists, pricing policies, financial data, rate structures, sales and training materials, product information, operating procedures, business methods, business forms, marketing plans and data, purchasing and supply agreements and policies, software design, technology development, information regarding pending projects and proposals, employee compensation data, and information about business relationships with or ownership interests in or affiliations with other entities (“Confidential Information”). You agree that at all times you will not disclose, use, publish, sell or distribute to any person, partnership, association, corporation or entity, and will hold in the strictest confidence, any and all Confidential Information except as otherwise authorized by Heartland in writing and except for such Confidential Information that, at the time of disclosure or use, etc. has become generally known to the public provided however, that it was not due to your unauthorized disclosure.

6.
You acknowledge that the Confidential Information that was made available to you during your employment with Heartland is a competitive asset belonging to Heartland. Your post-employment solicitation of merchants or vendors of Heartland on behalf of a competitor would likely require the disclosure or use of such Confidential Information in violation of this agreement. Accordingly, you agree for a period of twelve (12) months from the date your termination from Heartland, you will not, directly or indirectly, solicit, entice, induce any Heartland merchant or other party having a contractual or business relationship with Heartland to terminate or modify its contractual or business relationship with Heartland or assist any other person or entity to do so. In addition, you will not directly or indirectly solicit, recruit or hire any employee of Heartland to work for a third party other than Heartland or engage in any activity that would cause any employee to violate any agreement with Heartland for a period of twelve (12) months from the date of your termination from Heartland. In the event you violate this covenant, Heartland will be entitled to recover all payments made to you under this agreement in addition to whatever legal remedies are available to it.

7.
The parties acknowledge that any disclosure of Confidential Information or the breach of the Non-solicitation provisions of this agreement will cause immediate, irreparable and continuing damage to Heartland for which there is no adequate remedy at law. Consequently, the parties acknowledge and agree that in the event of any breach or violation or threatened breach or violation of the Confidentiality provisions and Non-solicitation provisions of this Agreement, Heartland and its successors and assigns shall be entitled to temporary, preliminary and permanent injunctive relief and restraints enjoining and restraining such breach or violation or threatened breach or violation and such other legal and equitable remedies as may be provided by applicable law (without the necessity of posting any bond or other security), including damages, costs of suit and attorney's fees.

8.
All payments identified herein are contingent on you immediately returning to Heartland anything that can be considered Heartland property, including but not limited to, computers, equipment, electronic communications, documents, telephones, and returning all tangible and electronic copies of Confidential Information (“Heartland Property”). You will not retain or make copies of any Heartland Property.

9.
You promise and agree not to disclose, either directly or indirectly, in any manner whatsoever, any information regarding the terms or existence of this Agreement to any person, organization, business or governmental authority, including, but not limited to, members of the media and other members of the public. This promise of confidentiality shall not apply to information provided by you, to your spouse, accountants, attorneys, any taxing authority, or for the purpose of complying with a court order or subpoena.

10.
The provisions of this Agreement are severable and, if any part is found to be unenforceable, the other portions shall remain fully valid and enforceable. This Agreement shall be interpreted and enforced under the laws of the State of California and the courts of the State of California will have jurisdiction to enforce this agreement.

11.
This Agreement contains the entire agreement between Heartland and you, concerning the subject matter hereof, and it completely supersedes and replaces any prior written or oral agreement or representation by you or Heartland; no such Agreement or representation shall have any force or effect. No waiver or modification of this Agreement shall be of any force or effect except with prior written consent of you and Heartland.

12.
By your signature below, you represent and agree that you fully understand your right to discuss all aspects of this Agreement with an attorney of your choosing, that to the extent, if any, which you desire, you took advantage of this right, that you carefully read and duly understand all of the provisions of this agreement, that you are voluntarily entering into this Agreement.

13.
You acknowledge and agree that (a) no promise or inducement for this Agreement has been made to you except as set forth herein; (b) this Agreement is executed by you freely and voluntarily, and without reliance upon any statement or representation by Heartland other than as set forth herein; (c) you have read and fully understand this Agreement and the meaning of its provisions; (d) you are legally competent to enter into this Agreement and to accept full responsibility therefore: (e) you have had twenty one (21) days to review this agreement before entering into it; and (f) you have chosen to enter into this Agreement in order to obtain the benefits hereof.

14.
You have twenty one (21) days from the date of this Agreement to decide whether to sign it. If you sign this Agreement, you will have seven (7) days from the date you sign it to withdraw your consent to the terms. Note that Heartland will not provide any of the payments set forth herein until expiration of the seven (7) day revocation period.

If you agree that this letter accurately and completely sets forth your agreement with Heartland, please sign and date the two enclosed originals. Return one original to Joan Juskiw @ 25111 Country Club Blvd. Suite 225, North Olmsted, OH 44070 on or before October 7, 2011 and retain the other original for your records.

Sincerely,

/s/ Joan M. Juskiw     9/27/11

Joan M. Juskiw
Executive Director of Human Resources

I AGREE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT IT ACCURATELY AND COMPLETELY SETS FORTH MY AGREEMENT WITH HEARTLAND, THAT I FULLY UNDERSTAND IT, THAT I AGREE TO IT VOLUNTARILY AND WILLINGLY, FOR GOOD AND SUBSTANTIAL CONSIDERATION, AND THAT I HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OR OTHER PERSONAL ADVISOR OF MY CHOOSING.

/s/ Steve Elefant                    9/23/11
Steve Elefant                                Date